Exhibit 3.240

CERTIFICATE OF FORMATION

OF

NC FINANCIAL SOLUTIONS OF MISSOURI, LLC

This Certificate of Formation of NC Financial Solutions of Missouri, LLC, dated as of March 21, 2012, is being duly executed and filed by J. Curtis Linscott, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del C. § 18-101, et. Seq.).

FIRST. The name of the limited liability company formed hereby is NC Financial Solutions of Missouri, LLC (the “Company”).

SECOND. The address of the registered office of the Company in the State of Delaware is Capitol Services, Inc., 1675 South State Street, Suite B, Kent County, Dover, Delaware 19901.

THIRD. The name and address of the registered agent of the Company for service of process in the State of Delaware is Capitol Services, Inc., 1675 South State Street, Suite B, Kent County, Dover, Delaware 19901.

IN WITNESS HEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ CURTIS LINSCOTT
J. Curtis Linscott
Authorized Person